Exhibit 99.1

news release
 For Immediate Release

March 8, 2001	LK01-04

LAKEHEAD PIPE LINE PARTNERS TO ACQUIRE NORTH DAKOTA SYSTEM FROM ENBRIDGE INC.

    (Duluth, Minnesota, March 8, 2001) Lakehead Pipe Line Partners, L.P. (NYSE: LHP) and Enbridge Inc. (TSE: ENB) today announced that their respective Boards of Directors approved the acquisition of 100% of Enbridge Pipelines (North Dakota), Enbridge Inc.'s North Dakota pipeline system by Lakehead Pipe Line Partners, L.P., for cash of $33 million. The transaction is anticipated to close on May 1, 2001, subject to regulatory approval and standard closing conditions.

    Mr. J. Richard Bird, President of the General Partner, said, "Purchase of the North Dakota feeder system from Enbridge represents a first step in our recently adopted strategy focused on accelerating growth in cash distributions through acquisition of energy transportation assets. It is also consistent with our objective to diversify the Partnership operations geographically and to other complementary businesses, including feeder systems, terminals and natural gas assets." Mr. Bird added, "We are continuing to move forward with the new strategic plan, including establishment of a Houston business development office, examination of further potential purchases of Enbridge assets and active pursuit of third-party acquisitions."

    Lakehead estimates indicate that the North Dakota System will annually contribute earnings before interest, taxes, depreciation and amortization (EBITDA) of approximately $5.5 million and net income of approximately $2.5 million, over the next few years. The transaction is expected to be cash flow accretive by an amount of approximately $0.03 per common unit, beginning in 2001.

    The North Dakota System comprises 330 miles of crude oil gathering lines connected to a 620 mile trunk line and has an operating capacity of 84,000 barrels per day. The System gathers crude oil from the Williston Basin in North Dakota and Montana and receives Canadian crude oil via an interconnect with Enbridge's gathering system in Saskatchewan, for delivery primarily to the Lakehead System at Clearbrook, Minnesota. In 2000, average system deliveries were 67,000 barrels per day which generated operating revenue of $11.7 million.

    Further information regarding the Enbridge (North Dakota) System is available in the investor section of Lakehead's Internet site at http://www.lakehead.com/investor.

    This news release includes forward-looking statements regarding future events and the future financial performance of Lakehead. All forward-looking statements are based on Lakehead's beliefs as well as assumptions made by and information currently available to Lakehead. When used herein, words such as "anticipates," "estimates," "expects" and similar expressions, identify forward-looking statements within the meaning of the Securities Litigation Reform Act. These statements reflect Lakehead's current views with respect to future events and are subject to various risks, uncertainties and assumptions including the price of crude oil, willingness of producers to ship on the Enbridge (North Dakota) System, the effects of competition, regulatory uncertainties, and other risks discussed in detail in the Partnership's SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 1999. If one or more of these risks or uncertainties materialize, or if the underlying assumptions prove incorrect, actual results may vary materially from those described in the forward-looking statement. Except as required by applicable securities laws, Lakehead does not intend to update these forward-looking statements.

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    Lakehead Pipe Line Partners, L.P. (www.lakehead.com) owns the United States portion of the world's longest liquid petroleum pipeline. Lakehead Pipe Line Company, Inc., an indirect wholly owned subsidiary of Enbridge Inc. of Calgary, Alberta, holds a 15.3% interest in the Partnership. The Partnership's Class A Common Units are traded on the New York Stock Exchange under the symbol "LHP." Enbridge Inc. common shares are traded on the Toronto Stock Exchange under the symbol "ENB" and on the Nasdaq National Market under the symbol "ENBR."

Investor Relations Contact:	Media Contact:
Tracy Barker	Denise Hamsher
Telephone: (403) 231-5949	Telephone: (218) 725-0140
Facsimile: (403) 231-5989	Facsimile: (218) 725-0169
E-mail: investor@lakehead.com	E-mail: media@lakehead.com
Toll-free: (800) 525-3999

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